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                                                                    EXHIBIT 10.2

May 31, 2000                                               151 Farmington Avenue
                                                         Hartford, CT 06156-3124
Mr. William H. Donaldson
860 United Nation's Plaza
New York, NY 10017

Dear Bill:

         This letter establishes the terms of your employment with Aetna, Inc. ("Aetna").

         1. Title/Position: You will serve as the Chief Executive Officer, President and Chairman of the Board of Directors ("Board") of Aetna at the pleasure of the Board.

         2. Start Date: February 25, 2000.

         3. Base Salary: From your start date through December 31, 2000 you shall be paid an aggregate salary of $1,000,000, payable biweekly. Your annual salary thereafter shall be $1,000,000, subject to the same being reviewed for possible increase on the basis of your performance during Aetna's annual salary review process in 2001 and each year thereafter as long as you are employed by Aetna.

         4. Annual Bonus: You will be eligible to earn an annual bonus of up to $2,000,000 under the Aetna Annual Incentive Plan in respect of each fiscal year during which you are employed by Aetna. Subject to any applicable deferral election, each of your annual bonuses will be paid as soon as practicable after the end of the fiscal year, but in no event later than March 15 of the following year.

         5. Incentive Awards:

                  (a) Initial Stock Option Award - Effective as of February 29, 2000 Aetna awarded you an option ("Option") to purchase 500,000 shares of Aetna common stock under the Aetna 1996 Stock Incentive Plan ("Plan"), at the following per share exercise prices:

                      Number of Shares           Exercise Price
                      ----------------           --------------
                         300,000                     $41.125
                         100,000                     $ 55.00
                         100,000                     $ 65.00


         The Option will become exercisable as of March 1, 2001 and has a fixed term of 10 years from the date of grant.
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Mr. William H. Donaldson
May 31, 2000

                  (b) Initial Incentive Stock Award - You have also been granted 100,000 shares of time-vesting Incentive Stock under the Plan ("Incentive Shares"). Prior to March 1, 2001 the Incentive Shares will be forfeitable, but you will receive all dividends and distributions otherwise payable with respect to the underlying shares. As of March 1, 2001 the forfeiture provisions and any related restrictions on the Incentive Shares will lapse and the Incentive Shares will thereafter be fully vested.

                  (c) Award Documentation - Aetna will execute and deliver to you shortly written award agreements evidencing the Option and the Incentive Shares, which will set forth the terms described above and in paragraph 12 below and such other terms (not inconsistent with the terms herein) as are typically included in such award agreements under the Plan.

                  (d) Other Incentive Awards - You will be entitled to receive additional incentive awards as determined by Aetna, in its sole discretion.

         6. Office and Support Staff: You will be provided with offices suitable to your position and duties in Hartford, Connecticut and New York City and adequate secretarial and support staff in both locations to assist you in the performance of your duties.

         7. Hartford Apartment: Aetna will provide you with the use of a fully furnished apartment suitable to your position and reasonably acceptable to you in the Hartford, Connecticut area and will make you whole for any and all related taxes on an after-tax basis.

         8. Car: Aetna will assume the obligations of your current employer under the lease covering the car which you currently use and will pay all reasonable expenses relating to the car (including, insurance, fuel, repairs and maintenance). At the expiration of the current lease (or such earlier date that your current car becomes unusable) Aetna will provide a comparable car for your use on the same basis.

         9. Other Benefits: You will participate in all welfare and fringe benefits, and receive all perquisites, that are generally provided to the Chief Executive Officer of Aetna.

         10. Company Aircraft: In furtherance of Aetna's business-related security concerns, you shall be required to use Aetna provided aircraft for all business and personal travel and Aetna will make you whole for any and all related taxes on an after-tax basis.

         11. Excise Tax Make Whole: If any payments or benefits provided to you by Aetna are subject to golden parachute excise taxes, then Aetna will make you whole for such excise taxes on an after-tax basis pursuant to procedures established for this purpose.

         12. Termination of Employment: If at any time you voluntarily elect to terminate your employment with Aetna without the consent of the Board or your employment with Aetna is terminated by Aetna due to gross misconduct in the performance of your duties which is demonstrably and materially injurious to Aetna, you will be entitled to receive any unpaid accrued base salary, annual bonus (to the extent such annual bonus was previously determined but not yet paid) and business expense reimbursements ("Accrued Payments") (payable within 15 days, subject to any deferral elections then in effect), but you will immediately forfeit the Option
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Mr. William H. Donaldson
May 31, 2000

and the Incentive Shares, if and to the extent they are unvested. If, for any reason other than those stated immediately above (including disability or death), (x) you cease to hold the positions of Chief Executive Officer, President and Chairman of Aetna before a spin-off or similar separation of the Aetna healthcare business from the financial services business or (y) you cease to hold the positions of Chief Executive Officer and Chairman of either the healthcare business or the financial services business after the separation of those businesses, then notwithstanding anything to the contrary contained herein
(i) you will be entitled to receive a single cash payment within 15 days of such termination (subject to any deferral elections then in effect) equal to the sum of (A) the Accrued Payments, (B) if such termination occurs prior to December 31, 2000, an amount equal to the unpaid balance of your salary through December 31, 2000, (C) if such termination occurs prior to the payment of your year 2000 annual bonus, your annual bonus for year 2000 of up to $2,000,000 as determined by Aetna (but in no event less than a presumptive bonus at target of $1,000,000), (D) if such termination occurs after December 31, 2000, a pro-rata portion of your annual bonus in respect of the year of the termination (calculated by multiplying the bonus amount determined by Aetna (but not less than a presumptive bonus at target of $1,000,000) by a fraction, the numerator of which is the number of days of your employment with Aetna during such year and the denominator of which is 365), plus any annual bonus that has been determined but not yet paid in respect of the immediately preceding year (or if not yet determined, an amount determined by Aetna (but not less than a presumptive bonus at target of $1,000,000), (ii) to the extent the Option is not vested and exercisable as of the date of such termination, the Option will immediately become fully vested and exercisable upon such termination, (iii) to the extent the forfeiture provisions and any related restrictions on the Incentive Shares have not lapsed as of the date of such termination, all such forfeiture provisions and related restrictions will immediately lapse upon such termination and (iv) any other amounts, accruals or entitlements under Aetna compensation programs or awards shall be governed by the terms thereof; provided, however, that the amounts payable under this paragraph are in lieu of any benefits to which you might otherwise be entitled under any severance plans or policies of Aetna applicable to employees generally. In the event of your death, the payments and benefits for which you would have been eligible hereunder will inure to the benefit of your estate.

          13. Restrictive Covenant: You agree that during the term of your employment by Aetna and for one year thereafter you will not become associated, whether as principal, partner, employee, consultant or shareholder (other than as a holder of not more than 1% of the outstanding voting shares of any publicly traded company), with any entity that is actively engaged in any geographic area in any business which is in substantial and direct competition with Aetna. You further agree that during the term of your employment by Aetna and for two years thereafter you will not induce any employee of Aetna to be employed or perform services elsewhere. Finally, you agree that during the term of your employment by Aetna and thereafter (subject to the requirements of legal process) you will hold in confidence all trade secrets, confidential information and proprietary materials of Aetna. For the avoidance of doubt (i) the business of Donaldson, Lufkin & Jenrette, Inc. and its affiliates ("DLJ") shall not be deemed to be in substantial and direct competition with Aetna, (ii) no shares of any entity beneficially owned by DLJ shall be attributed to you, (iii) the recruitment and hiring of employees of Aetna by DLJ shall not be deemed to violate the foregoing covenants, provided that you are not personally and actively involved in such recruitment or hiring and (iv) information and materials shall not be considered to be trade secrets, confidential or proprietary if they (a) have previously been disclosed to the public, or are in the public domain, other than as a result of the Executive's
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Mr. William H. Donaldson
May 31, 2000

breach of this paragraph 13, or (b) are known or generally available within any trade or industry of Aetna.

         14. If the foregoing terms are acceptable to you, please indicate your acceptance and agreement by signing the enclosed copy of this letter and returning it to me.

                                             Very truly yours,
                                             Aetna Inc.

Accepted and Agreed:  May 25, 2000


/s/ William H. Donaldson                /s/  Elease E. Wright
William H. Donaldson                         Elease E. Wright,
                                             Senior Vice President,
                                             Human Resources


                                        /s/  Michael H. Jordan
                                             Michael H. Jordan,
                                             Chairman of the Committee
                                             on Compensation and Organization
                                             of the Board of Directors